Exhibit 11(a)

July 17, 2019

BlackRock Series, Inc.

100 Bellevue Parkway

Wilmington, Delaware 19804

Ladies and Gentlemen:

We have acted as special Maryland counsel to BlackRock Series, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s common stock, par value $0.0001 per share, designated as Investor A Common Stock (“Investor A Stock”), Investor C Common Stock (“Investor C Stock”), and Institutional Common Stock (“Institutional Stock” and, together with Investor A Stock and Investor C Stock, the “Stock”) of BlackRock International Fund, a series of stock of the Company, on the Company’s Registration Statement on Form N-14 filed with the Securities and Exchange Commission on the date hereof (File No. 333-231647) (together with all amendments through the date hereof, the “Registration Statement”), to be issued pursuant to an Agreement and Plan of Reorganization between the Company and FDP Series, Inc. (the “Target Company”), individually and with respect to FDP BlackRock International Fund, a series of stock of the Target Company (substantially in the form attached as exhibit to the Registration Statement, the “Agreement”).

We have examined the Registration Statement (exclusive of the exhibits thereto other than the Agreement) and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination and assuming that upon any issuance of Stock the total number of shares of (a) Investor A Stock issued and outstanding will not exceed the total number of shares of Investor A Stock that the Company is then authorized to issue under its charter, (b) Investor C Stock issued and outstanding will not exceed the total number of shares of Investor C Stock that the Company is then authorized to issue under its charter, and (c) Institutional Stock issued and outstanding will not exceed the total number of shares of Institutional Stock that the Company is then authorized to issue under its charter, we advise you that in our opinion the shares of Stock, when issued under the circumstances contemplated in the Registration Statement and the Agreement, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) each natural person executing any such document is legally competent to do so, and (v) all public records reviewed by us or on our behalf are accurate and complete.

BlackRock Series, Inc.

July 17, 2019

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Christopher R. Johnson

Principal